Exhibit 4.44

NEITHER THIS NOTE NORE THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE  HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURTIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN AN TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

         $  10,000

NuState Energy Holdings, Inc.

12% Convertible Note

Due _February 24, 2013

This 12% Convertible Note (“this note”) is issued by NuState Energy Holdings, Inc., a Nevada corporation (the “Obligor”), to _Pocket MD, LLC   (the “Holder”).

FOR VALUE RECEIVED, the Obligor hereby promises to pay to the Holder or his, her or its successors and assigns the principal sum of _TEN THOUSAND Dollars ($10,000) together with accrued by unpaid interest on or before _February_24, 2013 (the “Maturity Date”) in accordance with the following terms:

Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to Twelve (12%). Interest shall be calculated as simple interest on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law. Interest hereunder shall be paid to the Holder (such reference and all subsequent references to the “Holder” shall include his, her or its permitted and recognized successors and assigns) in whose name this Note is registered on the records of the Obligor regarding registration and transfers of Notes. In the event a portion or all of this Note is converted into the Obligor’s common stock (“Common Stock”) and share purchase warrants pursuant to Section 3 below, a pro rata portion (based on the percentage of this Note converted) of the accrued interest shall be due immediately. All accrued interest not paid in accordance with preceding sentence shall be paid on the Maturity Date.

This Note is subject to the following additional provisions (including the defined terms in Section 5 below that are spelled in title case letters –i.e. initial capital letters):

Section 1.  Right of Redemption.  The Obligor at its option shall have the right, by giving thirty (30) days advance written notice (the “Redemption Notice”) to the Holder, to redeem a portion or all amounts outstanding under this Note prior to the Maturity Date. In such event, the Obligor shall pay an amount equal to the principal amount being redeemed plus a pro rata portion (based upon the percentage of this Note being redeemed) of accrued interest (collectively referred to as the “Redemption Amount”). The Obligor shall deliver to the Holder the Redemption Amount on the thirtieth (30th) business day after the Redemption Notice.

Section 2.  Events of Default.

(a)           An “Event of Default,” wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)             Any default in the payment of the principal of, interest on, or other charges in respect of this Note, free of any claim of subordination, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) and such payment is not paid within thirty (30) days after delivery of written notices to Obligor of such failure to pay;

(ii)             The Obligor shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach or default of any provision of this Note (except as may be covered by Section 2(a)(i) hereof) or any Transaction Document (as defined in Section 6 below) which is not cured within the time prescribed; or

(iii)           The Obligor or any subsidiary of the Obligor shall commence, or there shall be commenced against the Obligor or any subsidiary of the Obligor, a proceeding under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Obligor or any subsidiary of the Obligor shall commence any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Obligor or any subsidiary of the Obligor; or there is commenced against the Obligor or any subsidiary of the Obligor any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of sixty-one (61) days; or the Obligor or any subsidiary of the Obligor is adjudicated insolvent or bankrupt; or any order of relief or other order approving such case or proceeding is entered; or the Obligor or any subsidiary of the Obligor suffers any appointment of any custodian, private or court appointed receiver or the link for it or any substantial part of its property, which continues undischarged or unstayed for a period of sixty one (61) days; or the Obligor or any subsidiary of the Obligor makes a general assignment for the benefit of creditors; or the Obligor or any subsidiary of the Obligor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Obligor or any subsidiary of the Obligor shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Obligor or any subsidiary of the Obligor for the purpose of effecting any of the foregoing.

(b)           During the time that any portion of this Note is outstanding, if any Event of Default has occurred, the full principal amount of this Note, together with interest and other amounts owing in respect thereof to date of acceleration, at the Holder’s election, shall become immediately due and payable in cash. In addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Note at any time after an Event of Default at the Conversion Price (as defined in Section 3(b)(i) below). The Holder need not provide and the Obligor hereby waives any presentment, demand, protest, or other notice of any kind; and immediately and without expiration of any grace period, the Holder may enforce any and all rights and remedies hereunder and all other remedies available under applicable law. Furthermore, a declaration of an Event of Default may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect or impair any of the Holder’s rights with respect to any subsequent Event of Default.

Section 3.                      Conversion

(a)           Conversion at Option of Holder.

(i)           This Note shall be convertible into shares of Common Stock and share purchase warrants at the option of the Holder, in whole or in part at any time and from time to time, after the Original Issue Date (as defined in Section 5 below). The Holder shall be entitled to one warrant for every two common shares issued. The warrants shall have an expiry term of three years and an exercise price of $0.025 per share. A partial conversion shall be at least in the amount of Five Thousand Dollars ($5,000) of principal under this Note. The number of shares of Common Stock that may be issued upon a conversion hereunder equals the quotient obtained by dividing (x) the outstanding amount of this Note to be converted by (y) the Conversion Price (as defined in Section 3(b)(i) below). The Obligor shall deliver the applicable stock certificate to the Holder prior to the close of the thirtieth (30th) day after a Conversion Date.

(ii)           The Holder shall effect conversions by delivering to the Obligor a completed notice in the form attached hereto as Exhibit “A” (a “Conversion Notice”). The date on which a Conversion Notice is delivered is the “Conversion Date.” The Holder shall physically surrender this Note to the Obligor in order to effect a conversion, whether a partial conversion or a total conversion. In the event of a partial conversion, in order to reflect the reduction in the outstanding principal amount of this Note and the reduction in the accrued and unpaid interest, the Obligor shall prepare and deliver to the Holder a new Note, identical in all respects to the surrendered Note except for the principal amount outstanding reflected on the first page hereof. Such replacement Note (resulting from the partial conversion) shall be delivered to the Holder prior to the close of the fifteenth (15th) day after the applicable Conversion Date.

(b)           Conversion Price and Adjustments to Conversion Price.

(i)           The conversion price in effect on any Conversion Date shall be $0.005 per share of Common Stock, as adjusted pursuant to the other terms of this Section 3(b) (the “Conversion Price”).

(ii)           If the Obligor or any subsidiary thereof, as applicable, at any time while this Note is outstanding, shall issue shares of Common Stock or rights, warrants, options, or other securities or debt that are convertible into or exchangeable for shares of Common Stock (“Common Stock Equivalents”) entitling any Person to acquire shares of Common Stock, at a price per share less than the Conversion Price, then, at the sole option of the Holder, the Conversion Price shall be adjusted to mirror the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustments shall be made whenever such Common Stock or Common Stock Equivalents are issued. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made (A) upon the exercise of any warrants, options or convertible securities granted, issued and outstanding on the Original Issue Date or upon the conversion of any of the $500,000 in notes issued by the Obligor in the note offering that included this Note; (B) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any option plan, restricted stock plan or employee benefit plan of the Obligor now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the members of the Board of Directors of the Obligor; and (C) as long as the valuation of the Common Stock subsequently issued or any other securities convertible into Common Stock that are subsequently issued is at least equal to the Conversion Price, regardless of whether the issuance of securities pertains to the settlement of a debt, the consideration for a merger, consolidation or purchase of assets, strategic alliance, business relationship, partnership or joint venture (in each case, the primary purpose of which is not to raise equity capital), or in connection with the disposition or acquisition of a business, product or license by the Obligor.

(iii)           If the Obligor, at any time while this Note is outstanding, shall (a) pay a stock or dividend or otherwise make a distribution or distribtuions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combined (including by way of reverse stock split) outstanding shares of Common Stock into a small number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Obligor, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, or combination or re-classification.

(iv)           If the Obligor, at any time while this Note is outstanding, shall issue rights, options, or warrants (a “Dilutive Option”) to all holders of Common Stock (and not to the Holder) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price, then the Conversion Price shall be reduced to the Exercise Price of such Dilutive Option. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such Dilutive Option. However, upon the expiration of any such Dilutive Option to purchase shares of the Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section, if any such right, option or warrant shall not have been exercised, immediately upon such expiration, the Conversion Price shall be recomputed. Effective immediately upon such expiration, the Conversion Price shall be increased to the price which it would have been had the adjustment of the Conversion Price due to the expired right, option or warrant causing the decrease in the Conversion Price not occurred; however such increase in the Conversion Price shall only apply to the extent such rights, options or warrants were not exercised prior to their expiration.

(v)           In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder shall have the right thereafter to, at his, her or its option, to : (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Note into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share securities, cash or property as the shares of the Common Stock of the Obligor into which the then owing hereunder in respect of this Note could have been converted immediately prior to such outstanding principal amount of this Note, or (B) require the Obligor to prepay the outstanding principal amount of this Note, plus all interest and other amounts due and payable thereon. The entire prepayment price shall be paid in cash. This provision shall similarly apply to successive reclassifications or share exchanges.

(vi)           The Obligor shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock to be issued upon conversion of all outstanding amounts under this Note; and within sixty (60) calendar days following the receipt by the Obligor or a Holder’s notice that such minimum number of Underlying Shares is not so reserved, the Obligor shall promptly reserve a sufficient number of shares of Common Stock to comply with such requirement.

(vii)           All calculations under this Section 3 shall be rounded up to the neared $0.001 or whole share of Common Stock.

(viii)           In case of any (1) merger or consolidation of the Obligor or any subsidiary of the Obligor with or into Person, or (2) sale by the Obligor or any subsidiary of the Obligor of more than one-half of the assets of the Obligor in one or a series of related transactions, a Holder shall have the right to: (A) convert the aggregate amount of this Note then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such aggregate principal amount of this Note could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible note with a principal amount equal to the aggregate principal amount of this Note then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible note shall have terms identical (including those with respect to conversion) to the terms of this note, and shall be entitled to all of the rights and privileges of the Holder of this Note set forth herein and the agreements pursuant to which this Notes were issued. In the case of Clause (B) above, the conversion price applicable for the newly issued shares of convertible preferred stock or convertible notes shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(d)           No Taxes on Certificates. The issuance of certificates for shares of the Common Stock on conversion of this Note shall be made without charge to the Holder thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

Section 4.                      Exchange. In the event that (a) the Obligor shall issue any convertible debt instrument (“New Convertible Debt Security”) to any other Person after the final Closing and (b) such New Convertible Debt Security includes, and is issued pursuant to, different terms and conditions than this Notes, the Obligor shall have the option, in its sole discretion, to exchange such New Convertible Debt Security for this Note (an “Exchange”); provided, however, that no Exchange will be permitted if the New Convertible Debt Security includes or is issued pursuant to terms and conditions that are less favorable economically in the aggregate to the Holder (as determined by a majority of the independent members of the Board). Upon an Exchange, the Holder also shall be assigned all rights (and assume all obligations) provided in the definitive agreements pursuant to which the New Convertible Debt Security was sold.

Section 5.                      Definitions.                      For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Common Stock” means the common stock, no par value, of the Obligor and stock of any other class into which such shares may hereafter be changed or reclassified.

“Conversion Date” shall mean the date upon which the Holder gives the Obligor notice of their intention to effectuate a conversion of this Note into shares of the Common Stock as outlined herein.

“Original Issue Date” shall mean the date of the first issuance of this Note regardless of the number of transfers and regardless of the number of instruments, which may be issued to evidence such Note.

“Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Transaction Documents” means this Note or any other agreement including, without limitation, the Security Agreement and the Warrants.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of this Note or as payment of interest in accordance with the terms hereof.

Section 6.                      Notices.                      Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; or (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party). The addresses and facsimile numbers of such communications shall be:

If to the Obligor, to:	NuState Energy Holdings, Inc.
1201 Main Street, Suite 1980
Columbia, SC 29201
Attn: S. Kevin Yates
Fax No.: (866) 695-9680

If to the Holder:                                                             To the address set forth under such Purchaser’s name on the signature pages attached hereto.

Or at such other address and facsimile number and to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile, or receipt from a nationally recognized overnight delivery service in accordance with Clauses (i), (ii) or (iii) above, respectively.

Section 7.                      No Stockholder Rights. This Note shall not entitle the Holder to any of the rights of a stockholder of the Obligor, including without limitation, the right to vote, to receive dividends or other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Obligor, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 8.                      Replacement.  If this Note is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft, or destruction of such note, and of the ownership hereof, a payment for the cost to Obligor of such replacement and related verifications, and an agreement to indemnify Obligor for any resulting claims, all reasonably satisfactory to the Obligor.

Section 9.                      Ranking; Seniority.  This Note is a direct obligation of the Obligor. This note ranks pari passu with all other Notes included in the $500,000 aggregate offering of such securities now or hereafter issued under the terms set forth herein. No indebtedness of the Obligor is senior to this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise. Without the Holder’s consent, the Obligor shall not and shall not permit any of their subsidiaries to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest herein or any income or profits there from that is senior in any respect to the obligations of the Obligor under this Note.

Section 10.                     Enforcement Expenses.  If the Obligor fails to strictly comply with the terms of this Note, then the Obligor shall reimburse the Holder promptly for all reasonable fees, costs and expenses, including, without limitation, reasonable attorneys’’ fees and expenses of the Holder in any action in connection with this Note that are incurred; (a) during any workout, attempted workout, and in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations; (b) collecting any sums which become due to the Holder; (c) defending or prosecuting any proceeding or any counterclaim to any proceeding or appear; or (d) the protection, preservation or enforcement of any rights or remedies of the Holder.

Secion 11.                      Waiver.  Any waiver by the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver must be in writing.

Section 12.                      Severability.  If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision in inapplicable to any person or circumstance, it shall nevertheless remain inapplicable to all other person and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Obligor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Obligor from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note.

Section 13.                      Payment Dates.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 14.                      WAIVER OF TRIAL BY JURY. THE PARTIES HEREBY KNOWLINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

Section 15.                      Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to conflicts of laws thereof. Each of the parties consents to the jurisdiction of the state courts of the State of Florida sitting in Miami-Dade County, Florida in connection with any dispute arising under this Note and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions.

IN WITNESS WHEREOF, the Obligor has caused this Note to be duly executed by a duly authorized officer as of the date set forth above.

NuState Energy Holdings, Inc.

By:	/s/ Kevin Yates
Name:	S. Kevin Yates
Title:	Chairman of the Board